As filed with the Securities and Exchange Commission on May 2, 2019

Registration No. 333-215175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-215175

Key Energy Services, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2648081
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1301 McKinney Street, Suite 1800, Houston, Texas	77010
(Address of Principal Executive Offices)	(Zip Code)

2016 Equity and Cash Incentive Plan

(Full Title of the Plan)

Katherine I. Hargis

Senior Vice President, General Counsel and Secretary

Key Energy Services, Inc.

1301 McKinney Street, Suite 1800

Houston, TX 77010

(Name and Address of Agent For Service)

713-651-4300

(Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Key Energy Services, Inc. (the “Company”) hereby files this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on December 19, 2016 (File No. 333-215175) (the “2016 Registration Statement”), pursuant to which the Company registered 2,482,403 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”) for issuance under the Company’s 2016 Equity and Cash Incentive Plan (the “2016 Plan”).

On May 1, 2019 (the “Effective Date”), at the Company’s 2019 Annual Meeting of Stockholders, the Company’s stockholders approved the Company’s 2019 Equity and Cash Incentive Plan (the “2019 Plan”), which the Company’s board of directors had previously adopted, subject to such stockholder approval. In connection therewith, the 2019 Plan replaced the 2016 Plan and no further awards will be made under the 2016 Plan. The maximum number of shares of Common Stock reserved for issuance under the 2019 Plan includes shares available for issuance but not issued or subject to outstanding awards under the 2016 Plan as of the Effective Date (plus any shares subject to awards under the 2016 Plan outstanding at the Effective Date that subsequently terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares of Common Stock, are settled in cash or are exchanged prior to the issuance of shares of Common Stock for an award not involving shares of Common Stock). As of the Effective Date, 284,632 shares remain available for issuance under the 2016 Plan that were not subject to outstanding awards under the 2016 Plan. Therefore, in accordance with the undertakings contained in the 2016 Registration Statement, the Company hereby deregisters 284,632 shares that have not been and will not be issued under the 2016 Plan, but which will instead be available for issuance under the 2019 Plan (the “Unused Shares”).

As of the Effective Date, an aggregate of 1,781,824 shares remain subject to outstanding awards previously granted under the 2016 Plan. The 2016 Registration Statement will remain in effect to cover the potential issuances of shares pursuant to terms of the outstanding awards under the 2016 Plan. If any shares subject to outstanding awards under the 2016 Plan subsequently become available for issuance under the 2019 Plan as a result of the forfeiture, cancellation or termination of such awards, the settlement of such awards in cash or the exchange of such awards for awards not involving shares of Common Stock, the shares subject to such awards will become available for issuance under the 2019 Plan. No additional awards will be made under the 2016 Plan.

Concurrently with the filing of this Post-Effective Amendment No. 1 to the 2016 Registration Statement, the Company is filing a Registration Statement on Form S-8 with the Commission to register, among other shares, the Unused Shares authorized for issuance pursuant to the 2019 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 2nd day of May, 2019.

Key Energy Services, Inc.

By:	/s/ Katherine I. Hargis
Katherine I. Hargis
Senior Vice President, General Counsel and Corporate Secretary

Note: No other person is required to sign this post-effective amendment to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.